Exhibit 10.3
MEDQUIST INC.
RETENTION AND STRATEGIC TRANSACTION BONUS AGREEMENT
          This Retention and Strategic Transaction Bonus Agreement (the “Agreement”) is entered into this 19th day of September, 2007 (the “Effective Date”), by and between [see schedule below] (the “Employee”) and MedQuist Inc., a New Jersey corporation (the “Company”).
          WHEREAS, it is expected that the Company from time to time may consider or may be presented with the need to consider the possibility of a Strategic Transaction (as defined herein). The Board of Directors of the Company (the “Board”) recognizes that such considerations can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities or to be influenced by the impact of a possible change in the ownership of the Company on the Employee’s personal circumstances in evaluating such possibilities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Strategic Transaction; and
          WHEREAS, the Employee serves the Company in a position of substantial authority and responsibility; and
          WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Strategic Transaction for the benefit of its shareholders.
          NOW, THEREFORE, in consideration of these premises and the agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I.
DEFINITIONS
     For purposes of the Agreement, the following terms shall have the meanings set forth below:
          1.1. “Acquiree” means any corporation, partnership, limited liability company or similar entity with which the Company engages in an Acquisition Transaction.
          1.2. “Acquisition Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, any Acquiree or any of its businesses or assets is transferred to the Company for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout or other extraordinary corporate transaction or business combination involving the

Acquiree with an expected enterprise value in excess of $50,000,000, as determined by the Board in its reasonable discretion.
          1.3. “Agreement” means this Retention and Strategic Transaction Bonus Agreement.
          1.4. “Cause” shall have the same meaning as set forth in the Employee’s Severance Letter Agreement.
          1.5. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder, and any successor provisions thereto.
          1.6. “Company” means MedQuist Inc., or any successor in interest thereto.
          1.7. “Involuntary Termination Without Cause” means the Employee’s (a) involuntary termination of employment by the Company other than for Cause or (b) resignation of employment with the Company due to a Worksite Relocation.
          1.8. “Majority Shareholder” means Koninklijke Philips Electronics N.V.
          1.9. “Sale Transaction” means each and every transaction or series of related transactions whereby, directly or indirectly, control of, or a significant interest in, the Company or any of its businesses or assets is transferred for consideration, including, without limitation, a sale, acquisition or exchange of stock (including shares issuable upon conversion of any securities convertible into stock) or assets, a lease or license of assets (with or without a purchase option), or a merger, consolidation or reorganization, tender offer, leveraged buyout, “going private” transaction or other extraordinary corporate transaction or business combination involving the Company, including any such transaction in which the outstanding equity securities of the Company not held by the Majority Shareholder and its affiliates are acquired by a third-party; provided, however, that a secured interest in the Company or any of its businesses or assets arising solely from a debt transaction, shall not constitute a Sale Transaction.
          1.10. “Service-Based Retention Bonus” shall have the meaning assigned to it in Section 2.1.
          1.11. “Severance Letter Agreement” means that certain Severance Letter Agreement between the Company and the Employee, dated April 21, 2005, as amended from time to time.
          1.12. “Strategic Transaction” means a Sale Transaction or an Acquisition Transaction, other than a Sale Transaction or Acquisition Transaction with an affiliate of the Company or an affiliate of any holder of more than 50% of the Company’s capital stock. A “merger” will be considered to be an Acquisition Transaction if the Company’s current stockholders own at least a majority of the outstanding common stock of the resulting company and to be a Sale Transaction if the Company’s current stockholders own less than a majority of the outstanding common stock of the resulting company.
          1.13. “Success-Based Bonus” shall have the meaning assigned to it in Section 2.2.

          1.14. “Target Bonus” means the Employee’s applicable target bonus under the Company’s Management Incentive Plan.
          1.15. “Worksite Relocation” means, without the Employee’s prior written consent, a relocation of the Employee’s principal worksite to a location more than twenty-five (25) miles from his or her existing worksite.
ARTICLE II.
BONUS PAYMENTS
          2.1. Service-Based Retention Bonus.
               (a) Bonus Amount and Conditions. The Company will pay to the Employee a bonus (the “Service-Based Retention Bonus”) in an amount equal to 75% of the Employee’s Target Bonus in effect as of the Effective Date, if the Employee remains continuously employed by the Company through the closing of a Strategic Transaction, or, if sooner, February 29, 2008.
               (b) Timing and Form of Payment. The Company will pay the Service-Based Retention Bonus to the Employee in a lump sum within 10 business days following the earliest to occur of (i) the Employee’s Involuntary Termination Without Cause following a Strategic Transaction, or (ii) February 29, 2008, provided that the Employee has remained continuously employed by the Company through that date. Notwithstanding the foregoing, in the event of the Employee’s Involuntary Termination Without Cause prior to the earlier to occur of the closing of a Strategic Transaction or February 29, 2008, the amount of the Service Based Retention Bonus due to the Employee, if any, shall be recommended by the Chief Executive Officer of the Company and shall be subject to the approval of the Board.
          2.2. Success-Based Retention Bonus
               (a) Bonus Amount and Conditions. The Company will pay to the Employee a bonus (the “Success-Based Retention Bonus”) in an amount equal to 75% of the Employee’s Target Bonus in effect as of the Effective Date, if:
                    (i) a Strategic Transaction occurs; and
                    (ii) either, (1) the Employee remains continuously employed by the Company for the 90 day period immediately following the closing of the Strategic Transaction (the “Retention Period”), or (2) the Employee experiences an Involuntary Termination Without Cause at any time during Retention Period.
               (b) Timing and Form of Payment. Subject to paragraph (a) of this Section 2.2, the Company will pay the Success-Based Retention Bonus to the Employee in a lump sum within 10 business days following the earliest to occur of: (i) the completion of the Retention Period or (ii) the Employee’s Involuntary Termination Without Cause. For the avoidance of doubt, only one Success-Based Retention Bonus is payable under this Agreement.

          2.3. Compliance with Section 409A of the Code. To the extent compliance with the requirements of Treasury Regulation §1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his or her Involuntary Termination Without Cause, then notwithstanding any other provision of this Agreement, any such payments that are otherwise due within six months following the Employee’s Involuntary Termination Without Cause will be deferred and paid to the Employee in a lump sum immediately following the lapse of such six-month period.
          2.4. For the avoidance of doubt, the Employee will not be deemed to have experienced an Involuntary Termination Without Cause for purposes of this Agreement and the triggering of any payment due hereunder if, in connection with or following the occurrence of a Strategic Transaction, the successor to the Company (if applicable) makes an offer to employ or retain the Employee on terms and conditions acceptable to the Employee.
ARTICLE III.
LIMITATIONS AND CONDITIONS ON BENEFITS
          3.1. Receipt of Benefits Conditioned upon Execution of Release. Upon the occurrence of an Involuntary Termination Without Cause, and prior to the receipt of any benefits under this Agreement on account of the occurrence of an Involuntary Termination Without Cause, the Employee shall, as of the date of such termination, execute a release, in such form as prescribed by the Company. Such release shall specifically relate to all of the Employee’s rights and claims in existence at the time of such execution relating to Employee’s employment with the Company. It is understood that the Employee has twenty-one (21) days to consider whether to execute such release and the Employee may revoke such release within seven (7) business days after execution of such release. In the event the Employee does not execute such release within the twenty-one (21) day period, or if the Employee revokes such release within the seven (7) business day period, no amounts shall be payable under this Agreement and this Agreement shall be null and void. Nothing in this Agreement shall limit the scope or time of applicability of such release once it is executed and not timely revoked.
          3.2. Employee’s Acknowledgement. The duties and obligations of the Company to the Employee under this Agreement shall be in consideration for the Employee’s past services to the Company, the Employee’s continued employment with the Company, and the Employee’s execution of the release described in Section 3.1. The Employee acknowledges and agrees that his or her execution of the release described in Section 3.1 is a precondition to the Employee’s entitlement to the receipt of benefits under this Agreement and that these benefits shall not be earned unless all such condition has been satisfied through the scheduled date of payment.
ARTICLE IV.
AMENDMENT AND TERMINATION
     This Agreement may be changed or terminated only upon the mutual written consent of the Company and the Employee. The written consent of the Company to a change or termination of this Agreement must be signed by an authorized officer of the Company, after such change or termination has been approved by the Board or the Compensation Committee of the Board.
ARTICLE V.
OTHER RIGHTS, OBLIGATIONS AND BENEFITS NOT AFFECTED
          5.1. Nonexclusivity; Coordination with Other Agreements. Nothing contained herein shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have or any obligations owed by the Employee to the Company, under any other agreements between the Company and the Employee, including, but not limited to, the Employee’s Severance Letter Agreement. For the avoidance of doubt, the payments described in ARTICLE II herein, are in addition to, and not in lieu of, any severance payments that the Employee may be entitled to receive under Section 2 of the Employee’s Severance Letter Agreement and/or the Employee’s right to participate in and receive payments under the Company’s Management Incentive Plan.
          5.2. Employment Status. This Agreement does not constitute a contract of employment or impose on the Employee any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Employee as an employee, (ii) to change the status of Employee as an at-will employee, or (iii) to change the Company’s policies regarding termination of employment.
ARTICLE VI.
NON-ALIENATION OF BENEFITS
     No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge by the Employee, and any attempt to do so shall be void.
ARTICLE VII.
GENERAL PROVISIONS
          7.1. Withholding. The Company will withhold from any payments due to the Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.
          7.2. Notices. Any notices provided hereunder must be in writing and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by telex or facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to the Employee at the Employee’s address as listed in the Company’s payroll records. Any payments made by the Company to the Employee under the terms of this Agreement shall be delivered to the Employee either in person or at such address as listed in the Company’s payroll records.
          7.3. Severability. It is the intent of the parties to this Agreement that whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
          7.4. Waiver. If either party should waive any breach of any provisions of this Agreement, that party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
          7.5. Complete Agreement. This Agreement contains the entire agreement and understanding of the parties relating to the provision of a retention and/or strategic transaction bonus and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.
          7.6. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
          7.7. Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall neither be deemed to constitute a part hereof nor to affect the meaning thereof.
          7.8. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that the Employee may not delegate any of the Employee’s duties hereunder and may not assign any of the Employee’s rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets, whether or not such successor executes and delivers an assumption agreement referred to in the preceding sentence or becomes bound by the terms of this Agreement by operation of law or otherwise.
          7.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to the principles of conflicts of laws.
          7.10. Construction. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written above.

MEDQUIST INC.	[see schedule below]

By:

Name:	Signature

Title:

Schedule of Differences
Other than the identification of the Employee, each Agreement executed with the executive officers listed below is substantially the same as this form and as each other.
•	Mark Sullivan — General Counsel, Chief Compliance Officer & Secretary

•	Michael Clark — Senior Vice President of Operations